Exhibit 10.1

March 25, 2024

VIA E-MAIL

Starlette B. Johnson

Re: Service as Interim Chief Executive Officer

Dear Starlette:

We are pleased that you have agreed to serve as Interim Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. (the “Company”), effective as of January 29, 2024 (the “Start Date”). You will perform those duties and responsibilities as are customary for your position as Interim Chief Executive Officer, as may be directed by the Company's Board of Directors, to whom you will report.

Service on the Board. You will continue to serve on the Company’s Board of Directors, subject to the Company’s bylaws regarding Board service. However, you will not receive additional compensation for your Board service. Your compensation for Board Service for the fiscal year ended February 29, 2024 will be prorated to exclude the period of January 29, 2024 to February 29, 2024.

Base Salary; Annual Cash Incentive Bonus. Your annual base salary will be $390,000, which will be payable in accordance with the Company's normal payroll procedures. During your employment with the Company, you will be eligible for an annual cash incentive bonus (“Annual Bonus”). Subject to the terms and conditions set forth in this letter, your initial potential Annual Bonus will be for the Company fiscal year of March 1, 2024 to February 28, 2025 (the 2025 fiscal year). Subject to Board approval, your 2025 fiscal year Annual Bonus target will be 75% of your annual base salary (“Annual Target Bonus”). Bonus metrics, their weightings, and your threshold and maximum bonus levels will be determined by the Board or Compensation Committee in their sole discretion. Your Annual Bonuses, if any, will be paid by the Company within thirty (30) days following the date on which the Compensation Committee approves payment, but in no event later than December 31 of the calendar year that includes the last day of the fiscal year to which the Annual Bonus relates. Your actual Annual Bonus for a fiscal year (if any) will be prorated based on the number of days during the fiscal year for which you serve as Interim Chief Executive Officer.

Benefits; Paid Time Off. You will be eligible to participate in the employee benefit plans and programs that are maintained by the Company from time to time, subject in each case to the terms and conditions of the plan or program in question, including the eligibility requirements and provisions thereof, and the determination of any person or committee administering the plan. Your accrual and use of PTO will be in accordance with the Company's PTO policy in all respects. PTO will be paid out upon the separation of your employment in accordance with Company policy. Notwithstanding anything in this letter, the Company reserves the right to modify or terminate benefits or policies at any time and from time to time, as it deems necessary, appropriate or desirable.

Restricted Stock Units. Subject to approval of the Compensation Committee, which is expected to occur within 30 days following the date of this letter (the “Grant Date”), you will be awarded a special equity incentive grant of restricted stock units with a value of $390,000 as of the grant date (the “RSUs”). The RSUs will vest monthly over 36 months (beginning January 29, 2024) for as long as you serve as Interim Chief Executive Officer. The number of shares subject to the RSUs will be calculated by dividing the specified value ($390,000) by the volume weighted average stock price for the twenty (20) trading days prior to the Grant Date, with any fractional share rounded to the nearest whole share. The RSUs will be governed by the terms of the Company's 2007 Equity Incentive Plan (as amended from time to time, the “Plan”) and the award agreement evidencing the grant.

Your equity incentive grants will be subject to the terms and conditions of other agreements required by the Company as a condition to your employment, as well as any stock ownership guidelines and/or incentive compensation recoupment policies that may be adopted by the Board or the Compensation Committee.

Severance. No severance is payable under this letter.

At-Will Employment. Signing below confirms all the details of our offer, terms and conditions of employment but does not constitute any express, implied or real contract of employment for any particular duration, as your employment will be at-will. This means that you may resign from the Company at any time with or without reason, and the Company has the right to terminate your employment at any time with or without reason. You and the Company acknowledge and agree that the position of Interim Chief Executive Officer is intended as a temporary position until a full-time Chief Executive Officer is hired; provided, however, that this shall not be construed to alter the at-will nature of your employment. Should you choose to leave the Company, you agree to aid with a smooth transition by providing the Company with thirty (30) days’ prior written notice of your intent to terminate employment (which the Company may choose to make effective immediately).

Tax Withholdings; Section 409A. All payments and benefits provided under this letter will be subject to applicable tax withholdings and deductions. Notwithstanding any provision to the contrary in this letter, the parties intend that this letter and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance promulgated thereunder (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section l.409A-l(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section l.409A-1(b)(9)(iii) or otherwise. To the extent Section 409A is applicable to this letter and such payments and benefits, the parties intend that this letter (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that (a) the Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of this letter or any payments or other benefits provided hereunder, including without limitation under Section 409A, (b) in no event shall the Company or any of its subsidiaries or affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on you or any other person pursuant to Section 409A or for any damages or liabilities incurred by you or any other person as a result of this letter (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A, and (c) you, by executing this letter, shall be deemed to have waived any claim against the Company and its subsidiaries and affiliates (and their respective successors) with respect to any such tax, economic or legal consequences.

Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, (a) for purposes of Section 409A, each payment made under this letter shall be treated as a separate and distinct payment, and the right to a series of installment payments under this letter shall be treated as a right to a series of separate and distinct payments; (b) to the extent Section 409A is applicable to this letter, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section l.409A-l(h)(l), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this letter, references to “terminate,” “termination,” “termination of employment,” and like terms shall be interpreted accordingly; (c) if you are a “specified employee,” within the meaning of Section 409A(a)(2){B)(i) of the Code, as of the date of your Separation from Service, then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your Separation from Service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, your estate) in a lump sum on the first business day following the earlier of (i) the date that is six (6) months after your separation from service or (ii) your death; and (d) with regard to any provision in this letter that provides for reimbursement of expenses or in-kind benefits (except for any expense, reimbursement or in-kind benefit provided pursuant to this letter that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-l(b)), each reimbursement or in-kind benefit provided under this letter shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursement or in-kind benefits under this letter shall not be subject to liquidation or exchange for another benefit.

Section 280G. Notwithstanding any other provision of this letter to the contrary, if any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall be made by the Company in the manner that results in the greatest economic benefit for you, and where more than one Payment has the same economic benefit to you and such Payments are payable at different times, such Payments will be reduced on a pro-rata basis; provided that any such reduction will be effected in a manner intended to comply with the requirements of Section 409A of the Code. In no event will you have any discretion with respect to the ordering of payment reductions. All calculations and determinations under this paragraph shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on you and the Company for all purposes. For purposes of making the calculations and determinations required by this paragraph, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. You agree to furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this paragraph. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

Indemnification. The Company will indemnify you to the maximum extent permitted by law for your acts and omissions as an employee, officer or director of the Company and any affiliates (as applicable).

CIIA Agreement; Miscellaneous. This offer and your employment with the Company is contingent upon your agreement to, and execution of, a Confidential and Proprietary Information, Inventions Assignment, Restrictive Covenant and Arbitration Agreement (the “CIIA Agreement”) attached hereto as Exhibit 1, as well as, subject to applicable law, the satisfactory results of any reference/background checks and submission of all required documentation evidencing your eligibility for employment in the United States. The terms and conditions of your employment by the Company will be governed by this letter and the CIIA Agreement, any other agreements with the Company to which you are a party which relate to your employment, and by the Company's policies and procedures that are adopted by the Company from time to time, including the Company Handbook. For the avoidance of doubt, you acknowledge that: (i) you will receive a copy of the Company Handbook from the Company; (ii) you must carefully review it; and (iii) you will remain subject to the policies therein (as may be modified from time to time) during the entirety of your employment. This letter supersedes any previous discussions, representations, promises, agreements, or offers between you and the Company, and, along with the CIIA Agreement, contains all the terms under which this offer of employment with the Company is being made to you.

By signing this letter, you represent that your performance of the terms of this letter and of your services to the Company will not conflict with any agreement you may have previously entered with a third party, including any agreement, for example, to keep in confidence any proprietary information learned during any previous employment. You agree that you will not enter into any agreement that conflicts with this letter so long as you are employed by the Company.

To indicate your acceptance of the terms and conditions of this offer, please sign below and email the executed offer letter to me as the Chairman of the Board of Directors of the Company.

Starlette, we appreciate you considering this role with the Company. We believe you will make a big difference in our success and the achievements of our vision. I personally look forward to working closely with you.

[SIGNATURES ON FOLLOWING PAGE]

Please feel free to contact me if you have any additional questions concerning this offer.

Sincerely,

Jeffrey R. Geygan

Chairman of the Board of Rocky Mountain Chocolate Factory, Inc.

I hereby acknowledge and agree to the terms and conditions of this letter agreement.

Starlette B. Johnson

03/25/2024
Date

EXHIBIT 1

Confidential and Proprietary Information, Inventions Assignment,

Restrictive Covenant and Arbitration Agreement

CONFIDENTIAL AND PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT,

RESTRICTIVE COVENANT AND ARBITRATION AGREEMENT

As a condition of my employment with Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, and its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of the Relationship (as defined below) and my receipt of compensation now and hereafter paid by the Company, I am entering into this Confidential and Proprietary Information, Inventions Assignment, Restrictive Covenant and Arbitration Agreement (this “Agreement”) with the Company effective as of March 25, 2024 (the “Effective Date”).

1.	Relationship; Duties; No Conflicts.

(a)        Relationship. This Agreement governs my employment relationship with the Company (such relationship, the “Relationship”). If the Relationship is terminated and the Company re-engages me as an employee within a year thereafter, I agree that this Agreement will also apply to such later Relationship (and such Relationship will be included in the definition of “Relationship” as such term is used herein), unless the Company and I otherwise agree in writing.

(b)        At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between me and the Company, the Relationship is and will continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, with or without notice, and without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after termination of the Relationship.

(c)        Duties. I will perform for the Company such duties as may be designated by the Board of Directors of the Company (the “Board”) from time to time or that are otherwise within the scope of the Relationship and not contrary to instructions from Board. During the term of the Relationship, I will devote my best business efforts to the interests of the Company, and I will not engage in any activities detrimental to the best interests of the Company or in any other employment, consulting or other business activity that is competitive to the Company’s business, uses the Company’s property or equipment and/or creates a conflict with the Company.

(d)        No Conflicts. I represent, warrant and covenant that neither the Relationship, my execution of this Agreement nor my performance of my obligations hereunder breach or will breach any other agreement or obligation between me and any previous employer, client or other third party, including without limitation any agreement or obligation to keep in confidence proprietary information or materials I have acquired prior to or during the term of the Relationship, that may restrict my ability to enter into the Relationship or my ability to recruit or engage customers, suppliers or service providers on behalf of the Company, or otherwise relates to or restricts my ability to perform my duties for the Company or any obligation I may have to the Company, and any agreement or obligation relating to non-competition, non-solicitation, nondisclosure, invention agreements and/or fiduciary duties. I have attached a complete and accurate list of all such agreements or obligations, if any, on Exhibit A attached hereto.

2.	Confidential Information.

(a)        Definition. “Confidential Information” means (i) any and all data and information of any type whatsoever directly or indirectly related to the Company, its technology, intellectual property, products, recipes, formulas, methods, techniques and skills, candidates, business, assets, finances, operations or opportunities, (ii) all Company Inventions (as defined below) and all associated records, (iii) the existence and terms of this Agreement and the nature and scope of the Relationship, (iv) any information that may be made known to me in the course of the Relationship, including, without limitation, any such information that the Company has received from others that the Company is obligated to treat as confidential or proprietary, and (v) any and all data and information generated or obtained by or on behalf of me that contains, reflects, or is derived from any of the foregoing, in each case whether in writing, or in oral, graphic, electronic or any other form, and whether disclosed, generated or obtained before or after the date on which the Relationship commenced. Confidential Information does not include information that is in or enters the public domain other than through (A) a data security breach or (B) my or any third party’s breach of this Agreement or any similar obligations of confidentiality owed to the Company.

(b)        Nondisclosure and Nonuse. I will, at all times during the Relationship and thereafter, (i) hold all Confidential Information in strictest confidence, (ii) not use or reproduce any Confidential Information, except to the extent necessary to perform my obligations under this Agreement, and (iii) not disclose any Confidential Information to any person, firm, institution, corporation, or other entity (“Person”) without written authorization of the Board in each instance. I will immediately give notice to the Company of any unauthorized use or disclosure of any Confidential Information. I will assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. My nondisclosure obligations under this Section 2(b) do not apply to the extent that I am required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that I will provide reasonable advanced written notice thereof to the Company, consult with the Company with respect to such disclosure, provide the Company sufficient opportunity to object to any such disclosure or to request confidential treatment thereof (if applicable), and cooperate with the Company in objecting to, narrowing the scope of, or obtaining a protective order or confidential treatment of such information.

(c)        Third-Party Information. My agreements in this Section 2 are intended to be for the benefit of the Company and any third party that has entrusted information or material to the Company in confidence. I further agree that, during the term of the Relationship and thereafter, I will not use or disclose to the Company any confidential, proprietary information or trade secrets of my former or current clients or employers or any other Person, and I agree not to bring any such information onto the Company’s property or place of business and/or cause such information to be stored in the Company Facilities and Resources (as defined in Section 2(i) below), in each case without the written consent of such client or Person.

(d)        Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

(e)        DTSA Notification. The misappropriation of trade secrets (a form of intellectual property) is a violation of law, like the theft of any property. In addition to state law remedies, the Defend Trade Secrets Act of 2016 (the “DTSA”) enables a trade secret owner to bring a trade secret misappropriation case in federal court. Notwithstanding any other provision of this Agreement to the contrary, pursuant to the DTSA, I understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, I understand that the DTSA generally permits an individual to disclose trade secrets to the individual’s attorney in the course of pursuing a lawsuit where the individual alleges retaliation for reporting a suspected violation of the law (or uses the trade secret information in such lawsuit, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order). The DTSA does not, however, preclude the trade secret owner from seeking breach of contract remedies. I understand the foregoing is a very generalized summary of the immunity provisions of the DTSA intended to satisfy the notification requirements of the DTSA and that I have been advised to seek legal counsel before disclosing any trade secrets if I intend to seek immunity under the DTSA.

(f)        Disclosure of Unlawful Acts. Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. This includes, but is not limited to, discussing or disclosing workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, an act of retaliation against a person for reporting or opposing harassment or discrimination, sexual harassment or sexual assault occurring in the workplace, at work-related events off the employment premises coordinated by or through the Company, or between employees, or between an employer and an employee.

(g)        Compensation; Working Conditions. I understand that nothing in this Agreement prohibits or restricts me from disclosing my own compensation.

(h)        Government Investigations. Nothing in this Agreement prohibits or restricts me (or my attorney) from filing a charge or complaint with, or receiving an award for information from, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other securities regulatory agency or authority, the Occupational Safety and Health Administration (OSHA), any other self-regulatory organization, or any other federal or state regulatory authority (“Government Agencies”). I further understand that this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency without notice to the Company. This Agreement does not limit my right to receive an award for information provided to any Government Agencies.

(i)        Security and Access; No Expectation of Privacy. I will (i) comply with all Company security policies and procedures as in force from time to time, including, without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources, and communication technologies (“Company Facilities and Resources”), (ii) not access or use any Company Facilities and Resources except as authorized by the Company, and (iii) not access or use any Company Facilities and Resources in any manner after the termination of the Relationship by the Company, whether termination is voluntary or involuntary. I will notify the Company promptly in the event I or any of my personnel learn of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Company Facilities and Resources or other Company property or materials by others. I further acknowledge and agree that (A) I have no expectation of privacy with respect to the Company Facilities and Resources and that. my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice; and (B) the Company Facilities and Resources and any physical property situated on the Company’s premises and owned by the Company, including, without limitation, disks and other storage media, filing cabinets or other work areas, are subject to inspection by Company personnel at any time with or without notice.

3.	Inventions.

(a)	Definitions.

(i)          “Company Inventions” means any and all Inventions I have derived (A) for the Company, (B) during the course of, or as a result of, the Relationship or from use of the Company Property, or (C) during the term of the Relationship that relate in any manner to any of the Company’s actual or proposed businesses, products, services, research, or development, except in each case as otherwise provided in Section 3(h) below.

(ii)         “Company Property” means any and all property and resources of the Company, including, without limitation, Company Facilities and Resources, the Company’s products, and the Confidential Information.

(iii)        “Derived” or “derived” means acquired, obtained, conceived, reduced to practice, developed, created, synthesized, designed, derived or resulting from, based upon or otherwise generated (whether directly or indirectly, or solely or jointly with others, or in whole or in part).

(iv)        “Intellectual Property Rights” means any and all patent rights, copyrights, Moral Rights (as defined below), rights in trademarks, rights in domain names, trade secret and know-how rights, and any other form of intellectual property rights recognized in any jurisdiction throughout the world, including, without limitation, any applications and registrations for any of the foregoing.

(v)         “Inventions” means any and all discoveries, inventions (whether or not protectable under patent laws), developments, improvements, works of authorship, software, information or data, know-how, ideas, mask works, trademarks, service marks, trade names, trade dress or other technology, intellectual property or results.

(vi)        “Oral Rights” means any and all rights to claim authorship to or to object to any distortion, mutilation or other modification or other derogatory action in relation to a work, whether or not such action would be prejudicial to the author’s reputation, and any similar rights, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

(vii)        “IP” means any and all Inventions that (A) I own, control or in which I have or may have an interest on or after the Effective Date and (B) are not Company Inventions or Retained IP.

(viii)      “Retained IP” means any and all Inventions that (A) relate in any manner to any of the Company’s actual or proposed businesses, products, services, research, or development, (B) I own, control or in which I have or may have an interest on or after the Effective Date and (C) are not assigned to the Company hereunder.

(b)          Ownership. All right, title and interest in and to the Company Inventions vest in the Company, and the Company Inventions will constitute a “work made for hire” (as the term is defined in the United States Copyright Act), and to the extent the Company Inventions may not be a “work made for hire,” I hereby irrevocably assign, convey and transfer to the Company, or its designee, all right, title and interest in and to the Company Inventions and all associated records, together with all Intellectual Property Rights embodied therein or related thereto, with the right to bring actions and recover damages for any past, present, or future infringement, misappropriation, or violation of such Intellectual Property Rights.

(c)          Non-Assignable Rights. To the extent I do not or cannot assign any of the rights, title and interest (including Intellectual Property Rights) in and to the Company Inventions to the Company, or if the Company Inventions are not owned by the Company on or after the Effective Date, then I hereby grant to the Company, for no further consideration, an exclusive (even with respect to me), unrestricted, royalty-free, worldwide, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) to make, have made, use, offer for sale, sell, import, reproduce, create derivative works based upon, publicly distribute, publicly perform, publicly display, and otherwise exploit the Company Inventions. Further, to the extent I cannot or do not license any of the rights, title and interest (including Intellectual Property Rights) in and to the Company Inventions to the Company (whether on or after the Effective Date), I irrevocably waive, and agree not to assert against the Company (including any successor in interest), its affiliates, and its and their respective officers, directors, employees, agents, suppliers, vendors, customers and (sub)licensees, to the fullest extent permissible pursuant to applicable laws, such non-licensable rights, title and interest.

(d)          Waiver of Moral Rights. Without limiting Section 3(c) above, I irrevocably waive, and agree not to assert against the Company (including any successor in interest), its affiliates, and its and their respective officers, directors, employees, agents, suppliers, vendors, customers and (sub)licensees, to the fullest extent permissible pursuant to applicable laws, any and all Moral Rights in and to the Company Inventions.

(e)          Retained IP; Other IP. I have attached hereto, as Exhibit A, a complete list describing all Retained IP in reasonable detail. If no such list is attached, I represent that there is no such Retained IP as of the Effective Date and I have no rights in any existing Inventions that may relate in any manner to any of the Company’s actual or proposed businesses, products, services, research, or development. I understand that my listing of any Retained IP on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such Retained IP, nor of my ownership of such Retained IP. I acknowledge and agree that if, during the term of the Relationship, I use any Retained IP or Other IP, or I include any Retained IP or Other IP in any product or service of the Company, or my rights in any Retained IP or Other IP may block or interfere with, or may otherwise be required or reasonably necessary or useful for, the exercise or exploitation by the Company of any rights in the Company Inventions or other rights assigned to the Company under this Agreement, then I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby grant to the Company, for no further consideration, an unrestricted, royalty-free, worldwide, perpetual, irrevocable license (with the right to grant sublicenses through multiple tiers) to make, have made, use, offer for sale, sell, import, reproduce, create derivative works based upon, publicly distribute, publicly perform, publicly display, and otherwise exploit all such Retained IP and Other IP.

(f)          Maintenance of Records. I will keep and maintain adequate and current written records of all Company Inventions, which will be and remain the property of the Company, and I will not remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I will promptly furnish, describe, and disclose to the Company all Company Inventions.

(g)         Further Assurances. For no additional consideration, I will execute all papers (including, without limitation, assignments) and do all things required, in the Company’s sole discretion, in order to evidence, perfect, obtain, protect, defend, convey and enforce  the  rights  of  the  Company  in  the  Company Inventions (including all Intellectual Property Rights embodied therein or related thereto). I irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to execute documents or take any lawfully permitted action to evidence, perfect, obtain, protect, defend, convey and enforce the rights of the Company in the Company Inventions (including all Intellectual Property Rights embodied therein or related thereto) that I am unable or unwilling to perform, all with the same legal force and effect as if I executed such documents. The foregoing is deemed a power coupled with an interest and is irrevocable.

(h)          Exception to Assignments. I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention which qualifies fully for exclusion under the provisions of any applicable state law, including, without limitation, the applicable exclusions set forth on Exhibit B. To assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and after the term of the Relationship, of all Inventions that I solely or jointly conceived or developed or reduced to practice during the term of the Relationship.

NOTICE: If I reside in one of the states listed in the Invention Exclusion Schedule attached hereto as Exhibit B, the notice for such state set forth therein will apply to this Agreement and is incorporated herein by reference, and, I acknowledge that I have read and received such notice.

(i)          Publicity. I hereby consent, for no additional consideration, to any and all uses and displays, by the Company and its agents, of my name, voice, likeness, image, appearance, and biographical information in, on or in connection with, any and all media throughout the world, whether now known or hereafter devised, at any time during and after the term of the Relationship. I hereby forever release the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by the Company, in connection with the Company’s exploitation of its rights under this Section 3(i).

(j)          No Challenges. I will not challenge, or perform any actions that would affect, the validity or enforceability of the Company Inventions or the Intellectual Property Rights associated therewith, or the ownership by the Company (or its designee(s)) of the Company Inventions or the Intellectual Property Rights associated therewith.

4.            Company Property; Returning Company Documents; Termination Certification. Any property situated on the Company’s premises and owned by the Company or to which the Company otherwise has rights, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. At the time of termination of the Relationship or within five (5) days of the Company’s request, I will (a) deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) (i) any and all Company Inventions and (ii) any and all Company-provided equipment, including, computers, laptops, iPads, tablets, cell phones, e-mails, cloud-based storage, and other electronic storage devices and (b) return or destroy, at the Company’s election, any and all Confidential Information in my possession and any and all materials containing or summarizing any Confidential Information or Company Inventions in my possession (including, without limitation, such materials contained on my personal computers, laptops, iPads, tablets, cell phones, e-mail, cloud-based storage, or other electronic storage devices). In the event of the termination of the Relationship for any reason, I will sign and deliver the Termination Certificate attached hereto as Exhibit C; provided, however, my failure to sign and deliver the Termination Certification will in no way diminish my continuing obligations under this Agreement.

5.            Notice to Third Parties. I agree that during the periods of time during which I am restricted in taking certain actions by the terms of this Agreement (the “Restriction Period”), I will inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I also understand and agree that the Company may, with or without prior notice to me and during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. I further agree that, upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.

6.	Restrictive Covenants.

(a)          Covenant Not to Compete. I acknowledge that during the term of my employment, the Company has agreed to provide me, and I shall receive from the Company, special training and knowledge, including, without limitation, Confidential Information. I acknowledge that the Confidential Information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company by the enforcement of the covenant not to compete contained in this Section 6. I also acknowledge that this covenant not to compete is ancillary to other enforceable agreements of the parties, including, without limitation, the agreement regarding Confidential Information in Section 2. Therefore, during the term of this Agreement and for a period of fifteen (15) months (unless extended pursuant to the terms of this Section 6) immediately following the termination of the Relationship, I shall not directly or indirectly engage, alone or as a shareholder, partner, member, manager, director, officer, employee of or consultant to any other business organization that engages or is planning to engage, anywhere in the United States or in any other geographic area in or with respect to which I have any duties or responsibilities during the term of my employment with the Company, in any business activities that relate to the manufacture or retail sale of chocolate and other confectionary products, including, but not limited to, the sale of chocolate and other confectionary products through franchisees (the “Designated Industry”; any Person operating in the Designated Industry shall be a “Competitor.”). As Chief Executive Officer of the Company, I acknowledge my responsibilities are coextensive with the entire operations of the Company and its franchisees, which span the entirety of the United States and internationally. Notwithstanding the foregoing, (1) my noncompetition obligations hereunder shall not preclude me from owning less than five percent (5%) of the voting power or economic interest in any publicly traded corporation conducting business activities in the Designated Industry and (2) a Person shall not be deemed to be a Competitor in the Designated Industry unless its revenue from the manufacture and/or retail sale of chocolate and other confectionary products (including sales through franchisees) represents 10% or more of its total revenue for its full fiscal quarter immediately preceding the date of termination of my employment with the Company (or the date of my association with such entity, if earlier) or any of the eight immediately subsequent fiscal quarters of such entity.

(b)          Employees, Consultants. During the term of the Relationship, and for a period of fifteen (15) months immediately following the termination of the Relationship for any reason, whether with or without cause, I will not, directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other Person.

(c)          Other Parties. During the term of the Relationship, I will not negatively influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any Competitor. In addition, I acknowledge that the Company has valuable trade secrets (as defined by applicable law from time to time) to which I will have access during the term of the Relationship. I understand that the Company intends to vigorously pursue its rights under applicable trade secrets law if, during a period of fifteen (15) months immediately following the termination of the Relationship for any reason, whether with or without cause, I solicit or influence or attempt to influence any client, licensor, licensee, customer or other Person either directly or indirectly, to direct any purchase of products and/or services to any Competitor. Thereafter, the Company intends to vigorously pursue its rights under applicable trade secrets law as the circumstances warrant.

(d)          Extension of Duration; Survival. If I violate any covenant contained in this Section 6, the Company shall not, because of such violation or the time involved in obtaining legal or equitable relief, be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants contained in this Section 6 shall be deemed to have the duration specified in Sections 6(a)-(c), which period shall be extended by a number of days equal to the sum of (i) the total number of days I am in violation of any of the covenants contained in this Section 6 prior to the commencement of any litigation relating thereto; and (ii) the total number of days the parties are involved in such litigation, through the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants in this Section 6. This Section 6 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement or of my employment with Company for any reason. Notwithstanding any other language to the contrary, the provisions in this Section 6 will only apply to the extent that I am employed by the Company as executive or management personnel or as an officer or employee who constitute professional staff to executive and management personnel as set forth in CRS 8-2-113(2)(d). I acknowledge that I will be employed in that capacity as the Chief Executive Officer of the Company.

7.	Representations and Covenants.

(a)          Facilitation of Agreement. I will execute promptly, both during and after the end of the Relationship, any proper oath, and verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)          Voluntary Execution. I acknowledge and agree that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.

8.            Electronic Delivery. Nothing herein is intended to imply a right to join or participate in any of the Company’s equity incentive plans during the term of the Relationship; provided, however, if I do participate in such plans, the Company may, in its sole discretion, decide to deliver any documents related to my participation in the Company’s equity incentive plans by electronic means or to request my consent to participate in such plans by electronic means. I hereby consent to receive such documents by electronic delivery, and agreed, if applicable, to participate in such plans through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

9.            Forfeiture and Recoupment of Equity Compensation and Severance Upon Breach. If I breach my obligations under this Agreement (including, but not limited to, Sections 2 and 6, supra) as determined by the Board in its sole discretion, I agree that: (a) as set forth in my offer letter, I (i) forfeit my rights to receive any Severance Benefits (as defined in my offer letter) and (ii) will promptly repay, or cause to be promptly repaid, to the Company the full amount of any Severance Benefits paid by the Company to me prior to the date of such breach, and (b) (i) any gain that I have realized from the exercise, vesting or payment of any equity compensation award received by me pursuant to the Company’s 2007 Equity Incentive Plan (including any amendment or successor plan) shall be forfeited or recouped in the sole discretion of the Board and (ii) all outstanding restricted stock units, stock options or other equity compensation awards (whether vested or unvested) held by me at that time shall be automatically forfeited and cancelled. Nothing in this Section 9 is meant as liquidated damages or an attempt to quantify damages.

10.	Arbitration of Claims.

(a)          Claims Subject to Arbitration; Applicable Rules. Any dispute, controversy, claim, or other matter in question arising out of or relating to this Agreement or breach thereof (including, without limitation, any issue relating to the validity, scope, or enforceability of this Agreement) shall be resolved exclusively through final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Employment Arbitration Rules and Mediation Procedures in effect at the time the arbitration is commenced, except as otherwise stated in this Section. The parties represent that the agreement to arbitrate is individually negotiated and mutually agreed upon and not subject to a Company-promulgated plan. I agree that I have no right or authority, and hereby waive any right or authority for any claims within the scope of this Agreement to be brought, heard or arbitrated as a class of collective action, except as otherwise provided in this Section. THE COMPANY AND I HEREBY ACKNOWLEDGE AND AGREE THAT, BY AGREEING TO FINAL AND BINDING ARBITRATION, THEY ARE WAIVING ANY RIGHT TO (I) A JURY TRIAL AND/OR (II) APPEAL THAT THEY MIGHT OTHERWISE HAVE HAD.

(b)          Location; Single Arbitrator. The arbitration proceedings shall be conducted in Denver, Colorado by a single arbitrator selected in accordance with the AAA Rules. The arbitrator shall have the authority to determine the enforceability of this Agreement, as well as whether a claim is arbitrable, both of which shall be decided under the Federal Arbitration Act.

(c)          Pre-Trial Motions. The arbitrator shall consider and rule on pre-trial motions, including any preliminary issue of law asserted by any party to be dispositive of any claim or defense, in whole or in part, in the manner that a court would hear and dispose of a motion to dismiss for failure to state a claim or for summary judgment.

(d)          Final Award Procedures. The arbitrator’s award shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction unless, within fifteen (15) days of receipt of the written decision, a party files with the arbitrator and simultaneously serves on the other party a written motion to reconsider. The arbitrator will consider such motion, along with any response that the other party files within fifteen (15) days of service. The arbitrator will then reconsider the issues raised by the motion and response (if any) and either confirm or alter the decision, which will then be final, binding, and conclusive upon the parties.

(e)          Apportionment of Costs and Fees. The party submitting the arbitration demand shall have responsibility for paying any arbitration fees; however, I will not be responsible for an arbitration filing fee greater than the then-current fee for filing a complaint or petition in a court of otherwise competent jurisdiction. If the arbitration filing fee is greater than the then-current filing fee of otherwise competent jurisdiction, the Company will pay the difference. Each party will pay the respective fees his or its attorneys, subject to any party’s entitlement to recovery of attorney’s fees under the laws applicable to the claim(s) made in arbitration. However, in all case, the Company will pay all arbitrator fees and associated arbitration fees and expenses necessitated by the arbitration forum. Unless otherwise prohibited by law, the prevailing party in any arbitration, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party who does not prevail for its reasonable attorneys’, accountants’, and experts’ fees and related expenses and for the costs of such proceeding. In the event that different parties prevail on different issues, the rule set forth in the preceding sentence shall be adjusted to, as closely as reasonably possible, give equitable effect to the underlying intent that a party prevailing on a particular issue shall recover costs for successfully advancing its position on that issue.

(f)          Emergency Procedures. If either party to this Agreement is seeking injunction or other equitable relief in connection with a breach, or threatened breach, of your obligations under this Agreement, the Company or I may seek such remedy pursuant to the Optional Rules for Emergency Measures of Protection in the AAA’s Employment Arbitration Rules and Mediation Procedures.

(g)          Exceptions. Nothing in this Section 10 precludes me from: (i) filing an administrative charge with a Government Agency; (ii) filing a claim related to a sexual harassment or sexual assault dispute in a court of competent jurisdiction, including on a class or collective basis; (iii) filing any claim for state Workers’ compensation benefits or unemployment insurance benefits with the appropriate government entity; or (iii) separately pursuing  any  claims  arising  under  a  benefit  plan,  such  as  one  governed  by  the  Employee Retirement Income Security Act, where the benefit plan expressly specifies separate arbitration or other dispute resolution.

11.	Miscellaneous.

(a)          Governing Law; Consent to Personal Jurisdiction. The laws of the state of Colorado, without respect to its provisions for conflict of laws, will govern this Agreement. Each party hereby expressly consents to the exclusive personal jurisdiction and venue of the state and federal courts located in Denver County, Colorado for any lawsuit permitted by this Agreement.

(b)          Entire Agreement. This Agreement, together with its attachments and exhibits, constitutes the entire agreement and understanding of the parties relating to the subject matter herein, and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c)          Amendments and Waivers. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company will not be deemed to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by the Chair of the Board. No delay or failure to require performance of any provision of this Agreement will constitute a waiver of that provision as to that or any other instance. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(d)          Successors and Assigns. I will not transfer, assign or delegate any right or duty under this Agreement, by operation of law or otherwise, without the prior written consent of the Company, and any attempted transfer, assignment or delegation without such consent will be void and without effect. The Company may freely transfer, assign, or delegate this Agreement or any rights or duties thereunder, in whole or in part, without my consent. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)          Notices. Any notice, demand or request required or permitted to be given under this Agreement will be in writing and will be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid. All notices to the Company must be addressed to the Company’s headquarters, care of its Chairman of the Board. All notices to any other party must be addressed to the most recent address set forth in the Company’s books and records.

(f)          Severability. If any provision of this Agreement is deemed to be void or unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. If the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of this Agreement will be interpreted as if such provision were so excluded and (iii) the balance of this Agreement will be enforceable in accordance with its terms to the extent permitted by applicable law. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my rights only to the extent necessary to protect the Company from unfair competition. The parties deem the covenants contained in Section 6 to be reasonable, but should a court of competent jurisdiction determine that the scope of the covenants contained in Section 6 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.

(g)          Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any. This Agreement will be deemed to be the product of all of the parties hereto, and no ambiguity will be construed in favor of or against any one of the parties hereto.

(h)          Remedies; Fees. I acknowledge and agree that my violation of this Agreement may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, I agree that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement. I will notify the Company in writing immediately upon my becoming aware of any such breach or threatened breach. Further, I hereby waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach. Nothing in this Section 11(h) is meant as liquidated damages or an attempt to quantify damages.

(i)          Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

(j)          Counterparts. This Agreement may be executed in any number of counterparts, either manually or electronically, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement.

[Signature page follows]

The parties have entered into this Agreement as of the Effective Date.

SIGNED:

(Signature)

Starlette B. Johnson
(Print Name)

Agreed and Accepted:

THE COMPANY:
Rocky Mountain Chocolate Factory, Inc.

By:
Jeffrey R. Geygan
Chair of the Board of Directors of Rocky Mountain Chocolate Factory, Inc.

EXHIBIT A

LIST OF RETAINED IP AND

CONFLICTING AGREEMENTS OR OBLIGATIONS

The following is a list of (a) all Retained IP and (b) all agreements or obligations, if any, with a current or former client, employer, or any other Person, that may restrict my ability to enter into the Relationship with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company:

Title	Date	Identifying or Brief Description	Number

Except as indicated above on this exhibit, I have no Retained IP or conflicting agreements or obligations to disclose pursuant to this Agreement.

        Additional sheets attached

Signature:

Print Name:

Date:

EXHIBIT B

INVENTION EXCLUSIONS

Delaware

The following notice applies to employees who reside in the State of Delaware:

In accordance with Delaware law, this Agreement does not apply to, and such employee has no obligation to assign to the Company, an invention that such employee developed entirely on such employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (a) relate to the Company’s business or demonstrably anticipated research and development, or (b) result from any work such employee performs for the Company.

Illinois

The following notice applies to employees who reside in the State of Illinois:

In accordance with Illinois law, this Agreement does not apply to, and such employee has no obligation to assign to the Company, an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on such employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by such employee for the Company.

Kansas

The following notice applies to employees who reside in the State of Kansas:

In accordance with Kansas law, this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on such employee’s own time, unless: (a) the invention relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by such employee for the Company.

Minnesota

The following notice applies to employees who reside in the State of Minnesota:

In accordance with Minnesota law, this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on such employee’s own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by such employee for the Company.

New Jersey

The following notice applies to employees who reside in the State of New Jersey:

In accordance with New Jersey law, this Agreement does not apply to, and such employee has no obligation to assign to the Company, an invention that such employee developed entirely on such employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (a) relate to the Company’s business or demonstrably anticipated research and development, or (b) result from any work such employee performs for the Company.

North Carolina

The following notice applies to employees who reside in the State of North Carolina:

In accordance with North Carolina law, this Agreement does not apply to an invention that such employee developed entirely on such employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that (a) relate to the Company’s business or actual or demonstrably anticipated research or development, or (b) result from any work performed by such employee for the Company.

Utah

The following notice applies to employees who reside in the State of Utah:

Such employee acknowledges and agrees that this Agreement is not an employment agreement under Utah law or otherwise. However, if and only to the extent this Agreement is deemed to be covered by the restrictions set forth in Utah Code Ann. § 34-39-3, this Agreement will not apply to an invention that is created by such employee entirely on such employee’s own time and is not an employment invention as defined in Utah Code Ann. § 34- 39-2(1), except as permitted under Utah Code Ann. § 34-39-3.

Washington

The following notice applies to employees who reside in the State of Washington:

In accordance with the written notice and other requirements of Washington law under RCW 49.44.140, and notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate such employee to assign or offer to assign to the Company any of such employee’s rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on such employee’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by such employee for the Company.

EXHIBIT C

TERMINATION CERTIFICATION

This Termination Certification certifies that I do not have in my possession, nor have I failed to (a) return to the Company (as defined below) or destroy any Confidential Information (as defined in the Agreement (as defined below)), (b) furnish to the Company all Company Inventions, or (c) return to the Company any and all other works of authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items, including such items contained on my personal computers, laptops, iPads, tablets, cell phones, e-mail, cloud-based storage, or other electronic storage devices, belonging to Rocky Mountain Chocolate Factory, Inc., a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further agree that (i) I have read, understand and complied with all the terms of the Company’s Confidential and Proprietary Information, Inventions Assignment, Restrictive Covenant and Arbitration Agreement that I have signed (the “Agreement”),  including  the  reporting  of  any  Retained  IP  and  Company Inventions (each as defined therein), and (ii) I acknowledge and will comply with my continuing obligations under the Agreement, including, without limitation, the Covenant Not to Compete set forth in Section 6(a).

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, service providers or licensees.

I further agree that for fifteen (15) months from the date of this Certification, I will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other Person (as defined in the Agreement).

Further, I agree that I will not use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other Person, either directly or indirectly, to direct any purchase of products and/or services to any Person in competition with the business of the Company.

Further, I acknowledge that the Company has valuable trade secrets (as defined by applicable law from time to time) to which I have had access. I understand that the Company intends to vigorously pursue its rights under applicable trade secrets law if, during a period of fifteen (15) months from the date of this Certification, I directly or indirectly solicit or influence or attempt to influence any client, licensor, licensee, customer or other person to direct any purchase of products and/or services to any Competitor (as defined in the Agreement). Thereafter, the Company intends to vigorously pursue its rights under applicable trade secrets law as the circumstances warrant.

[Signature page follows]

Date:	SIGNED:

(Signature)

(Print Name)